                                                                 Exhibit (12)(a)

[LOGO] ROPES & GRAY

ONE INTERNATIONAL PLACE   BOSTON, MA 02110-2624   617-951-7000   F 617-951-7050

BOSTON   NEW YORK   SAN FRANCISCO   WASHINGTON, DC

                                 March 18, 2005

Loomis Sayles Government Securities Fund
CDC Nvest Funds Trust I
399 Boylston Street
Boston, MA 02116

Loomis Sayles Limited Term Government and Agency Fund
Loomis Sayles Funds II
399 Boylston Street
Boston, MA 02116

Ladies and Gentlemen:

     We have acted as counsel in connection with the Agreement and Plan of Reorganization (the "Agreement") dated March 9, 2005 between CDC Nvest Funds Trust I, a Massachusetts business trust, (the "Target Trust") on behalf of Loomis Sayles Government Securities Fund ("Target Fund") and Loomis Sayles Funds II, a Massachusetts business trust (the "Acquiring Trust") on behalf of Loomis Sayles Limited Term Government and Agency Fund ("Acquiring Fund"). The Agreement describes a proposed transaction (the "Transaction") to occur today (the "Closing Date"), pursuant to which Acquiring Fund will acquire substantially all of the assets of Target Fund in exchange for shares of beneficial interest in Acquiring Fund (the "Acquiring Fund Shares") and the assumption by Acquiring Fund of all of the liabilities of Target Fund following which the Acquiring Fund Shares received by Target Fund will be distributed by Target Fund to its shareholders in liquidation and termination of Target Fund. This opinion as to certain federal income tax consequences of the Transaction is furnished to you pursuant to Sections 8f and 9f of the Agreement. Capitalized terms not defined herein are used herein as defined in the Agreement.

     Target Fund is a series of the Target Trust, which is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company. Shares of Target Fund are redeemable at net asset value at each shareholder's option.

Loomis Sayles Government Securities Fund
Loomis Sayles Limited Term Government and Agency Fund             March 18, 2005

Target Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Internal Revenue Code of 1986, as amended (the "Code").

     Acquiring Fund is a series of the Acquiring Trust, which is registered under the 1940 Act as an open-end management investment company. Shares of Acquiring Fund are redeemable at net asset value at each shareholder's option. Acquiring Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Code.

     For purposes of this opinion, we have considered the Agreement, the Prospectus/Proxy Statement dated January 18, 2005 (the "Prospectus/Proxy Statement"), and such other items as we have deemed necessary to render this opinion. We have assumed for purposes of this opinion that the Transaction will be effected in accordance with the Agreement and as described in the Prospectus/Proxy Statement. In addition, you have provided us with letters dated as of the date hereof, representing as to certain facts, occurrences and information upon which you have indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above), including, in particular, representations concerning the portion of Target Fund's historic business assets that Acquiring Fund will retain following the Transaction.

     Based on the foregoing representations and assumption and our review of the documents and items referred to above, we are of the opinion that generally for federal income tax purposes, except as noted below:

     (i)  The Transaction will constitute a reorganization within the meaning of
          Section 368(a) of the Code, and Acquiring Fund and Target Fund each will be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

     (ii) No gain or loss will be recognized by Acquiring Fund upon the receipt of the assets of Target Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Target Fund;

     (iii) The basis in the hands of Acquiring Fund of the assets of Target Fund transferred to Acquiring Fund in the Transaction will be the same as the basis of such assets in the hands of Target Fund immediately prior to the transfer;

     (iv) The holding periods of the assets of Target Fund in the hands of Acquiring Fund will include the periods during which such assets were held by Target Fund;

     (v) No gain or loss will be recognized by Target Fund upon the transfer of Target Fund's assets to Acquiring Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Target Fund, or upon the distribution of Acquiring Fund Shares by Target Fund to its shareholders in liquidation;

     (vi) No gain or loss will be recognized by Target Fund shareholders upon the exchange of their Target Fund shares for Acquiring Fund Shares;

Loomis Sayles Government Securities Fund
Loomis Sayles Limited Term Government and Agency Fund             March 18, 2005

     (vii) The aggregate basis of Acquiring Fund Shares a Target Fund shareholder receives in connection with the Transaction will be the same as the aggregate basis of his or her Target Fund shares exchanged therefor;

     (viii) A Target Fund shareholder's holding period for his or her Acquiring Fund Shares will be determined by including the period for which he or she held the Target Fund shares exchanged therefor, provided that he or she held such Target Fund shares as capital assets; and

     (ix) Acquiring Fund will succeed to and take into account the items of Target Fund described in Section 381(c) of the Code. Acquiring Fund will take these items into account subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Regulations thereunder.

We express no view with respect to the effect of the reorganization on any transferred asset as to which any unrealized gain or loss is required to be recognized at the end of a taxable year (or on the termination or transfer thereof) under federal income tax principles.

     Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service rulings, judicial decisions, and other applicable authority, all as in effect on the date of this opinion. The legal authorities on which this opinion is based may be changed at any time. Any such changes may be retroactively applied and could modify the opinions expressed above.

                                        Very truly yours,


                                        /s/ Ropes & Gray LLP
                                        ----------------------------------------
                                        Ropes & Gray LLP

                                       -3-